Exhibit 23.03

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Revelation Biosciences Inc. of our report dated April 15, 2022, relating to the financial statements of Revelation Biosciences, Inc. (f/k/a Petra Acquisition, Inc.) included in its Annual Report on Form 10-K for the years ended December 31, 2021 and 2020.

/s/ dbbmckennon

Newport Beach, California
May 31, 2022